Exhibit 99.1
Introductory Note: references to “Merrill Lynch”, “we”, “our” or “us” below refer to Merrill Lynch & Co., Inc. and its consolidated subsidiaries.
There are no material changes from the risk factors set forth under Part I, Item 1A. “Risk Factors” in Merrill Lynch’s 2010 Annual Report on Form 10-K, other than the addition of the following risk factors. Capitalized terms used in the following risk factors have the respective meanings given to such terms in Merrill Lynch’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011.
Mortgage and Housing Related Risk
We have been, and expect to continue to be, required to repurchase mortgage loans and/or reimburse monolines from whole loan purchasers, private-label securitization investors and private-label securitization trustees, monolines and others for losses due to claims related to representations and warranties made in connection with sales of RMBS and mortgage loans. We have recorded provisions for certain of these exposures. However, the ultimate resolution of these exposures could have a material adverse effect on our cash flows, financial condition, and results of operations.
In connection with loans sold to investors other than the GSEs as well as to the GSEs, Merrill Lynch and certain of its subsidiaries made various representations and warranties. Breaches of these representations and warranties may result in a requirement that we repurchase mortgage loans, or to otherwise make whole or provide other remedies to counterparties. Merrill Lynch, including First Franklin, sold loans originated from 2004 to 2008 (primarily subprime and alt-A) with an original principal balance of $132 billion through private-label securitizations or whole loan sales that were subject to representations and warranties liabilities. Most of the loans sold in the form of whole loans were subsequently pooled into private-label securitizations sponsored by the third-party buyer of the whole loans. In addition, Merrill Lynch and First Franklin securitized first-lien residential mortgage loans generally in the form of MBS guaranteed by the GSEs.
The amount of our total unresolved repurchase claims from all sources totaled approximately $657 million at June 30, 2011. The total amount of our recorded liability related to representations and warranties exposure was $2.8 billion at June 30, 2011. As a result of the experience gained by Bank of America and certain of its non-Merrill Lynch affiliates in the BNY Mellon Settlement, Merrill Lynch determined that is has sufficient experience to record a $2.7 billion liability for representations and warranties related to its repurchase exposure on private-label securitizations in the three months ended June 30, 2011.
It is reasonably possible that future representations and warranties losses may occur in excess of the amounts recorded for non-GSE exposures. Our estimated liability and range of possible loss with respect to non-GSE transactions is necessarily dependent on, and limited by, our historical claims experience with non-GSE investors and that of certain of our affiliates and may materially change in the future based on factors beyond our control. We also consider bulk settlements by our affiliates when determining our estimated liability for representations and warranties. Future provisions and/or estimated ranges of possible loss associated with representations and warranties made in non-GSE transactions may be materially impacted if actual results are different from our assumptions in our predictive models, including without limitation, those regarding the ultimate resolution of the BNY Mellon Settlement, estimated repurchase rates, economic conditions, home prices, consumer and counterparty behavior, and a variety of judgemental factors. In addition, we have not recorded any representations and warranties liability for potential monoline exposures and certain potential whole loan exposures. After giving effect to the $2.7 billion provision for representations and warranties in the three months ended June 30, 2011, we currently estimate that the range of possible loss related to non-GSE representations and warranties exposure could be up to $0.5 billion over existing accruals at June 30, 2011. This estimate of the range of possible loss for non-GSE representations and warranties does not represent a probable loss, is based on currently available information, significant judgment and a number of other assumptions that are subject to change, including the assumption that the conditions to the BNY Mellon Settlement are satisfied. Adverse developments with respect to one or more of the assumptions underlying the liability for non-GSE representations and warranties and the corresponding range of possible loss could result in significant increases to future provisions and/or this range of possible loss estimate. For example, if courts were to disagree with our interpretation that the underlying agreements require a claimant to prove that the representations and warranties breach was the cause of the loss, it could significantly impact this estimated range of possible loss. Additionally, if recent court rulings related to monoline litigation, including one related to an affiliate of ours, that have allowed sampling of loan files instead of a loan-by-loan review to determine if a representations and warranties breach has occurred are followed generally by the courts, private-label securitization investors may view litigation as a more attractive alternative as compared to a loan-by-loan review. If these or other developments cause our actual future experience to differ materially from the assumptions underlying this estimated range of possible loss, the resolution of our non-GSE representations and warranties exposure could have a material adverse effect on our cash flows, financial condition, and results of operations.

The liability for obligations under representations and warranties with respect to GSE and non-GSE exposures and the corresponding estimate of the range of possible loss for non-GSE representations and warranties exposures do not include any losses related to litigation matters disclosed in Note 14 to the Condensed Consolidated Financial Statements, nor do they include any potential securities law or fraud claims or potential indemnity or other claims against us. We are not able to reasonably estimate the amount of any possible losses with respect to any such securities law (except to the extent reflected in the aggregate range of possible losses for litigation and regulatory matters disclosed in Note 14 to the Condensed Consolidated Financial Statements), fraud or other claims against us; however, such loss could have a material adverse effect on our cash flows, financial condition, and results of operations.
For additional information about our representations and warranties exposure and past activities, including the outstanding principal balance of loans originated between 2004 to 2008 at June 30, 2011, see “Off-Balance Sheet Exposures — Representations and Warranties” and Note 14 to the Condensed Consolidated Financial Statements.
Credit Risk and Market Risk
A downgrade in the U.S. Government’s sovereign credit rating, or in the credit ratings of instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, could result in risks to Merrill Lynch and general economic conditions that we are not able to predict. In addition, uncertainty about the financial stability of several countries in the EU, the increasing risk that those countries may default on their sovereign debt and related stresses on financial markets could have a significant adverse effect on our business, results of operations and financial condition.
On July 13, 2011, Moody’s placed the U.S. Government under review for a possible credit ratings downgrade, and on August 2, 2011 Moody’s confirmed the U.S. Government’s existing sovereign rating, but stated that the rating outlook is negative. On July 14, 2011, S&P placed its sovereign credit ratings of the U.S. Government on CreditWatch with negative implications. On August 2, 2011 Fitch Inc. affirmed its existing sovereign rating of the U.S. Government, but stated that the rating is under review. There continues to be perceived risk of a sovereign credit ratings downgrade of the U.S. Government, including the ratings of U.S. Treasury Securities. It is foreseeable that the ratings and perceived creditworthiness of instruments issued, insured or guaranteed by institutions, agencies or instrumentalities directly linked to the U.S. Government could also be correspondingly affected by any such downgrade. Instruments of this nature are key assets on the balance sheets of financial institutions, including Merrill Lynch, and are widely used as collateral by financial institutions to meet their day-to-day cash flows in the short-term debt market. A downgrade of the sovereign credit ratings of the U.S. Government and perceived creditworthiness of U.S. Government-related obligations could impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. A downgrade may also adversely affect the market value of such instruments. We cannot predict if, when or how any changes to the credit ratings or perceived creditworthiness of these organizations will affect economic conditions. Such ratings actions could result in a significant adverse impact to Merrill Lynch.
A downgrade of the sovereign credit ratings of the U.S. Government or the credit ratings of related institutions, agencies and instrumentalities would significantly exacerbate the other risks to which Merrill Lynch is subject and any related adverse effects on our business, financial condition and results of operations, including those described under Risk Factors — Credit Risk — We could suffer losses as a result of the actions of or deterioration in the commercial soundness of our counterparties and other financial services institutions, Risk Factors — Market Risk — Our businesses and results of operations have been, and may continue to be, significantly adversely affected by changes in the levels of market volatility and by other financial or capital market conditions and Risk Factors — Liquidity Risk — Our liquidity, cash flows, financial condition and results of operations, and competitive position could be significantly adversely affected by the inability of ML & Co. or Bank of America to access capital markets or if there is an increase in our borrowing costs in Merrill Lynch’s 2010 Annual Report.
In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these EU “peripheral nations” to continue to service their sovereign debt obligations. These conditions impacted financial markets and resulted in high and volatile bond yields on the sovereign debt of many EU nations. Certain European nations continue to experience varying degrees of financial stress, and yields on government-issued bonds in Greece, Ireland, Italy, Portugal and Spain have risen and remain volatile. Despite assistance packages to Greece, Ireland and Portugal, the creation of a joint EU-IMF European Financial Stability Facility in May 2010, and a recently announced plan to expand financial assistance to Greece, uncertainty over the outcome of the EU governments’ financial support programs and worries about sovereign finances persist. Market concerns over the direct and indirect exposure of European banks and insurers to the EU peripheral nations has resulted in a widening of credit spreads and increased costs of funding for some European financial institutions.

Risks and ongoing concerns about the debt crisis in Europe could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in these countries and the financial condition of European financial institutions. Market and economic disruptions have affected, and may continue to affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. There can be no assurance that the market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not spread, nor can there be any assurance that future assistance packages will be available or, even if provided, will be sufficient to stabilize the affected countries and markets in Europe or elsewhere. To the extent uncertainty regarding the economic recovery continues to negatively impact consumer confidence and consumer credit factors, our business and results of operations could be significantly and adversely affected. For example, global economic uncertainty, regulatory initiatives and reform have impacted, and will likely continue to impact, non-U.S. credit and trading portfolios. We will continue to monitor and manage this risk but there can be no assurance our efforts in this respect will be sufficient or successful.
Liquidity Risk
Adverse changes to Bank of America’s or our credit ratings from the major credit ratings agencies could have a material adverse effect on our liquidity, cash flows, competitive position, financial condition and results of operations by significantly limiting our access to the funding or capital markets, increasing our borrowing costs, or triggering additional collateral or funding requirements.
Our borrowing costs and ability to obtain funding are directly impacted by our credit ratings. In addition, credit ratings may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions, including OTC derivatives. Credit ratings and outlooks are opinions on our creditworthiness and that of our obligations or securities, including long-term debt, short-term borrowings and other securities.
Following the acquisition of Merrill Lynch by Bank of America, the major credit ratings agencies have indicated that the primary drivers of Merrill Lynch’s credit ratings are Bank of America’s credit ratings. Bank of America’s credit ratings are subject to ongoing review by the ratings agencies and thus may change from time to time based on a number of factors, including Bank of America’s financial strength, performance, prospects and operations as well as factors not under Bank of America’s control, such as rating agency specific criteria or frameworks for the financial services industry or certain security types, which are subject to revision from time to time, and conditions affecting the financial services industry generally. There can be no assurance that Bank of America will maintain its current ratings.
On June 2, 2011, Moody’s placed Bank of America’s and ML & Co.’s ratings on review for possible downgrade from negative outlook due to its view that the current level of U.S. Government support incorporated into our ratings may no longer be appropriate. Moody’s, S&P and Fitch have indicated that, as a systemically important financial institution, our credit ratings currently reflect their expectation that, if necessary, we would receive significant support from the U.S. Government. All three ratings agencies have indicated they will reevaluate, and could reduce the uplift they include in our ratings for government support, for reasons arising from financial services regulatory reform proposals or legislation.
Currently, the long-term senior debt ratings and outlooks expressed by the ratings agencies for both Bank of America and ML & Co. are as follows: A2 (review for possible downgrade) by Moody’s; A (negative) by S&P; and A+ (Rating Watch Negative) by Fitch. A reduction in certain of our credit ratings would likely have a material adverse effect on our liquidity, access to credit markets, the related cost of funds, our businesses and on certain trading revenues, particularly in those businesses where counterparty creditworthiness is critical. If Bank of America’s or ML & Co.’s short-term credit ratings, or those of our bank or broker-dealer subsidiaries, were downgraded by one or more levels, the potential loss of short-term funding sources such as commercial paper or repo financing, and the effect on our incremental cost of funds would be material. While certain potential impacts of a downgrade are contractual and quantifiable, the full scope of consequences to a credit rating downgrade is inherently uncertain, as it depends upon numerous dynamic, complex and inter-related factors and assumptions, including whether any downgrade of our long-term credit ratings precipitates downgrades to our short- term credit ratings, and assumptions about the behavior of various customers, investors and counterparties, whose responses to a downgrade are unknown and not reasonably knowable in advance.
For additional information about our credit ratings and their potential effects to our liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funding and Liquidity” and Note 6 to the Condensed Consolidated Financial Statements.